Exhibit 99.1

FOR IMMEDIATE RELEASE

Robert J. Gerrard Jr. Joins Syniverse Board of Directors

TAMPA, Fla. – April 1, 2008 – Syniverse Technologies (NYSE:SVR), a leading provider of technology and business solutions for the global telecommunications industry, announced today that Robert J. Gerrard Jr. has joined its Board of Directors.

“I am very pleased to welcome Bob to our Board,” said Syniverse Chairman of the Board Bob Marino. “His more than 25 years of leadership in legal and human resources roles at major public companies will bring a valuable perspective to Syniverse.”

Tony Holcombe, President and CEO of Syniverse, said he also is glad to have Gerrard as part of the team.

“Bob has exceptional business credentials and broad knowledge that will certainly be beneficial for both the Board and Syniverse,” Holcombe said.

Gerrard, who currently serves as executive vice president and general counsel of Scripps Networks LLC, said he is pleased to have the opportunity to join the Syniverse board.

“Syniverse has an excellent reputation in a dynamic industry, and I look forward to being a part of its future,” he said.

Gerrard established the Scripps Networks legal department and oversaw the company’s human resources department until January 2007, when he assumed his current as position as executive vice president and general counsel. He is now responsible for all legal matters pertaining to the company’s web sites and lifestyle television networks. Prior to joining Scripps in 1997, he was vice president and general counsel of Sega Network. He also previously served as senior counsel for Home Box Office and was a litigation associate with Wall Street law firm Hughes Hubbard & Reed.

A graduate of Harvard Law School and Harvard College, Gerrard has received a number of honors including the Time Warner Andrew J. Heiskell Award for community and humanitarian achievement, the Pioneers of the Profession Award given by American Bar Association for achievement as a minority general counsel, the Stanley B. Thomas Jr. Lifetime Achievement Award from the National Association of Multi-Ethnicity in Communication for work and dedication in advancing diversity within the cable television industry, and the 2006 Counsel of the Year from the Association of Media and Entertainment Counsel in recognition of his lifetime of achievement and a long distinguished career of service to the profession and the industry.

About Syniverse

Syniverse Technologies (NYSE:SVR) solutions allow more than 500 communications companies in over 100 countries to provide seamless mobile services by making it possible for disparate technologies and standards to interoperate. Syniverse’s flexibility and customer focus permit its customers to quickly react to market changes and demands, enabling the delivery of everything from voice calls to sophisticated data and video services wherever and whenever subscribers need them. Celebrating its 20th anniversary in 2007, Syniverse is headquartered in Tampa, Florida, U.S.A., and has offices in major cities around the globe. Syniverse is ISO 9001:2000 certified and TL 9000 approved, adhering to the principles of customer focus and quality improvement practices. More information is available at www.syniverse.com.

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For more information

Investor relations

Jim Huseby, Syniverse Technologies

jim.huseby@syniverse.com

+1 (813) 637-5000

Media relations

Diane Rose, Syniverse Technologies

diane.rose@syniverse.com

+1 (813) 637-5077